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                                                              EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration Statements (Form S-8 File Nos. 33-87591, 33-95803, 33-90727) pertaining to the 1999
Employee Stock Purchase Plan, 1998 Stock Plan, 1999 Directors' Stock Option Plan; the 1998 Stock Option Plan; and the 1999 Employee Stock Purchase Plan, 1998 Stock Plan. Promedix.com Inc. 1998 Stock Option Plan, SpecialtyMD.com Corporation 1998 Stock Option Plan of our report dated February 7, 2000 (except for Note 18, as to which the date is February 10, 2000 and Note 19, as to which the date is March 1, 2000) with respect to the consolidated financial statements and schedule of Ventro Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1999.

                                          /s/ ERNST & YOUNG LLP

San Jose, California
March 10, 2000